                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Jack Henry & Associates, Inc. and Subsidiaries on Form S-1 of our report dated August 23, 1999 (September 8, 1999 as to Note 13 and July 6, 2000 as to Note 14 and the effects of the stock split described in Note 1) (relating to the consolidated financial statements of Jack Henry & Associates, Inc. and Subsidiaries), appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/DELOITTE & TOUCHE LLP
St. Louis, Missouri
July 13, 2000